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EX 99.4 -Press release, dated November 12, 2001, issued by the registrant


FOR IMMEDIATE RELEASE:                             FOR MORE INFORMATION CONTACT:
                                                   ECON Investor Relations, Inc.
                                                   Dawn VanZant
                                                   1-800-665-0411

The Following is a Direct Communication from EUROTECH, Ltd. Chairman Chad A. Verdi and President/CEO Don V. Hahnfeldt

Washington, D.C. November 12, 2001 - EUROTECH, Ltd., (AMEX: EUO), announced today that in light of the tragic events that occurred in our nation on September 11th and the resulting economic and market uncertainties, we wanted to give shareholders a Company update.

After meeting with current and prospective customers, management does not expect the terrorist acts to delay current development plans or commercialization of our technologies. In fact, some of our market opportunities are expected to grow as funding is becoming available for a variety of products where our technologies can be applied to enhance homeland safety and security.

While Eurotech is progressing on its corporate strategy, the Company's management has focused on bringing together all of Eurotech's corporate resources to deliver its most promising technologies into the marketplace - radiation-resistant EKOR(TM), radioactive fixative RAD-X, non-intrusive ground survey EMR/AC(TM), non-isocyanate polyurethane HNIPU(TM), and its encryption technology. Each of these technologies exhibits qualities with the potential to be "disruptive" in the marketplace and the capability to become a leading product in its respective market. Limited revenues from delivery of these technologies have already begun to take place.

EKOR(TM) and RAD-X have been demonstrated in the last few months at certain Department of Energy ("DOE") nuclear weapon complex sites as an innovative solution for managing nuclear waste. Revenue flow from the sales of the EKOR(TM) and RAD-X products from small-scale DOE projects has begun. Following initial small-scale projects we have submitted proposals to DOE contractors that management believes could lead to multi-million dollar contracts. The 2002 DOE budget for environmental management is again over $6 billion. The Company is also actively pursuing commercial non-nuclear applications of EKOR(TM) in the construction industry. A teaming agreement for this use of EKOR(TM) is very likely in 2002. Management believes that revenues from this market opportunity can be substantial.

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Eurotech has licensed EMR/AC(TM) as a complimentary technology to EKOR(TM), and together they can provide life cycle management services to nuclear environmental cleanups projects. For example, EMR/AC(TM) can identify a leaking tank of liquid waste, EKOR(TM) can seal the leak, and EMR/AC(TM) can monitor the migration of the remaining contaminants in the subsoil and ground water. The Company is marketing these technologies to DOE contractors with numbers of active proposals submitted and under consideration. The outcome of these proposals should be known shortly and management believes they will be will very positive.

The Company has established two major divisions, which are moving steadily forward. The Nuclear and Environmental Technology Solutions division is supporting nuclear and non-nuclear applications of EKOR(TM) and RAD-X. The Advanced Performance Materials division has brought HNIPU(TM) to the point of commercialization, and the Company is in negotiations with multiple large corporate entities for worldwide licensing/royalty revenue agreements in the coatings and foam segments of the $40 billion worldwide polyurethane market.

As a result of the tragedy of September 11th a new focus has been established on technologies that can counter the threat of terrorism here in the United States and worldwide. Eurotech's encryption technology may provide a unique and significant capability to secure communications. The Company is in discussions with appropriate United States entities formalizing agreements and sponsorship to deliver its secure communications products to the market. The Company has also recently announced that its AC(TM) technology is capable of non-intrusively detecting plastic explosives. EKOR(TM) is being promoted as a complementary method of protecting our nuclear waste sites from possible acts of terrorism today.

With regard to the Shareholders' Meeting, the Company had anticipated holding its Annual Meeting on November 30, 2001 in New York City at the American Stock Exchange. After the terrorist attacks and the temporary closing of the AMEX building, we consulted AMEX on the issues of travel, dates, alternate locations, safety and security. We made back up plans and selected an alternate site to stay on schedule. The introduction of bio-terrorism and ongoing terrorist warnings have given us cause for continued concern for travel and the security at our primary and secondary meeting locations of New York City and Washington, DC. Therefore we asked AMEX for an extension of our Annual Meeting to early 2002. AMEX's Board of Governors approved an extension of our meeting, which we will hold on March 29, 2002, at a time and location to be announced shortly.

As reported in our last SEC filing, we are concluding a $1 million private placement and as disclosed before, we are pleased to announce that we will be closing on the first part of a new financing of $2.5 million that is in final negotiation. The Company has reduced its annual fixed cost basis by approximately 50 percent as part of its overall plan to reduce overhead expenses until additional revenues are achieved.

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Thank you for your support, Chad A. Verdi, Chairman / Don V. Hahnfeldt, CEO

For additional information about Eurotech and its technologies visit the Company website www.eurotechltd.com.

Certain information and statements included in this release constitute "forward-looking statements" within the meaning of the Federal Privates Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.